EXHIBIT 99.1

Contact:	Bob G. Alexander
Randall D. Cooley
Philip D. Devlin
FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)
NATIONAL ENERGY GROUP, INC. ANNOUNCES AGREEMENT WITH NEG OIL & GAS LLC PERTAINING TO POSSIBLE PURCHASE OF MEMBERSHIP INTEREST IN NEG HOLDING LLC
DALLAS, TX — October 25, 2006 — National Energy Group, Inc. (“NEGI” or the “Company”) (OTC Bulletin Board: NEGI) today announced that it has entered into an agreement dated October 25, 2006 (the “Agreement”) with NEG Oil & Gas LLC (“NEG Oil & Gas”), NEG, Inc. (“Newco”) and American Real Estate Holdings Limited Partnership (“AREH”) pertaining to the possible purchase of NEGI’s membership interest in NEG Holding LLC (“NEG Holding”) on the terms set forth therein.
Bob G. Alexander, President of NEGI, stated: “Considering that several years ago National Energy was in bankruptcy, this transaction is a win for our stockholders who have stood by the company during this period.”
Carl C. Icahn, Chairman of American Real Estate Partners, L.P., the indirect owner of a majority of the common stock of NEGI, noted: “On August 4, 2000, the effective date of NEGI’s Plan of Reorganization, the shares traded at approximately $2. Thereafter, NEGI’s shares traded as low as 14 cents. If the contemplated transaction closes, the cash to NEGI, after the repayment of debt, would be approximately $10 per share (approximately $7 per share after the payment of estimated income taxes). We are gratified that all shareholders of NEGI that held their stock since the bankruptcy would be able to achieve this excellent rate of return.”
As noted in the recitals to the Agreement, assuming that its membership interest in NEG Holding is purchased pursuant to Section 5.4 of NEG Holding’s Operating Agreement dated as of May 1,

2001 (the “NEG Holding Operating Agreement”), it is anticipated that NEGI will distribute to its common stockholders (including NEG Oil & Gas), through a dividend or a tender offer, an aggregate of approximately $37 million.
Following any such distribution and after giving effect to any necessary tax reserves or payments and the repayment of its 10.75% senior notes due 2007 (the “Bonds”), NEGI will continue to retain significant cash balances (approximating, based on currently available information, $40 to $47 million). In such event, NEGI’s Board of Directors intends to consider the appropriate application of such funds, including but not limited to the acquisition of producing oil and gas properties and related businesses and assets or the equity in another entity which owns such properties, businesses and assets.
There can be no assurance that the purchase of NEGI’s membership interest in NEG Holding will occur. American Real Estate Partners, L.P. (“AREP”) intends to exercise its option to purchase the membership interest only if AREP’s previously announced transaction under its letter of intent (the “Letter of Intent”) with Riata Energy, Inc. (“Riata”) is completed.
In the event that the transactions contemplated by the Letter of Intent and the Agreement are not consummated, then NEGI will remain subject to the terms of the Merger Agreement, which includes an agreed upon termination date of December 1, 2006 in the event the transactions contemplated by the Merger Agreement have not been consummated by that date.
NEGI previously announced on December 7, 2005 that it had entered into an Agreement and Plan of Merger dated such date (the “Merger Agreement”) with NEG Oil & Gas, Newco and, for certain purposes, AREH, pursuant to which NEGI was to have been merged into Newco. NEG Oil & Gas, which is a wholly-owned indirect subsidiary of AREP, is the owner of 50.1% of NEGI’s common stock.
On September 11, 2006, NEGI publicly announced that it had been advised that on September 7, 2006 Riata and AREP entered into the Letter of Intent pursuant to which Riata obtained an option to acquire NEG Oil & Gas, which holds all of AREP’s oil and gas investments. The transaction would include, among other things, the acquisition by NEG Oil & Gas or NEG Holding of NEGI’s membership interest in NEG Holding through the purchase option set forth in Section 5.4 of the NEG Holding Operating Agreement. The transaction would not include the acquisition of any NEGI common stock by Riata. The transaction also contemplates that the management agreements pursuant to which NEGI manages the operations of NEG Operating LLC, National Onshore LP and National Offshore LP will be terminated. The Letter of Intent is subject to a number of conditions. NEGI is not a party to the Letter of Intent.
Under Section 5.4 of the NEG Holding Operating Agreement, NEG Oil & Gas, or its successor, at any time, in its sole discretion, is permitted to purchase NEGI’s membership interest in NEG Holding at a price equal to the fair market value of such interest determined as if NEG Holding had sold all of its assets for fair market value and liquidated.
As publicly announced on September 11, 2006, NEGI has been evaluating the impact of the Letter of Intent on NEGI, including on the pending Merger Agreement. NEGI’s previously established Special Committee, consisting of an independent disinterested member of NEGI’s Board of Directors (the “Special Committee”), has participated in the evaluation process. Based on the Special Committee’s extensive review of relevant information and circumstances, the Special Committee has recommended that the NEGI Board of Directors approve the agreement outlined in the next paragraph, and based on such recommendation, the NEGI Board of Directors has approved such agreement, which was executed on October 25, 2006.
A summary of the Agreement, which is qualified in its entirety by reference to the full text thereof included as an exhibit to NEGI’s Current Report on Form 8-K filed today with the Securities and Exchange Commission, is as follows:
     1. No action by any party in furtherance of the transactions contemplated by the Letter of Intent shall in any event be or be deemed to be a breach of the Merger Agreement or any representations, warranties, covenants or other provisions thereof (including, without limitation, Section 4.2 thereof).
     2. The Merger Agreement will terminate pursuant to Section 6.1(a) thereof automatically, without any further action required, upon the transfer of all of the NEGI’s membership interest in NEG Holding as provided below.
     3. In recognition of the fact that, as contemplated in the Letter of Intent, NEG Oil & Gas or one of its affiliates intends to purchase or to cause NEG Holding to purchase (such purchaser, the “Interest Buyer”) all of NEGI’s membership interest in NEG Holding pursuant to Section 5.4 of the NEG Holding Operating Agreement in connection with the closing, if any, of AREP’s transaction with Riata contemplated in the Letter of Intent, NEGI agrees that, effective upon delivery of notice (the “Exercise Notice”) by NEG Oil & Gas to NEGI stating that the purchase rights under Section 5.4 of the NEG Holding Operating Agreement are being exercised by the Interest Buyer and the payment of the sum specified below, (x) all right, title and interest of NEGI in NEG Holding shall automatically be and be deemed to be, transferred, assigned conveyed and sold to the Interest Buyer and NEGI shall cease to be a member of NEG Holding or have any rights, powers or interests therein or under the NEG Holding Operating Agreement and (y) NEGI will cease to have (and releases and shall be deemed to have released): (I) any right to receive any payment or distribution from NEG Holding or its subsidiaries or (II) any other right or claim with respect to NEG Holding or its subsidiaries, in the case of each of (I) and (II) associated with, arising out of or relating to its membership interest in NEG Holding, other than the right to receive the payment contemplated below.
     4. NEG Oil & Gas agreed that upon delivery of the Exercise Notice: (i) the Interest Buyer will cause to be delivered to NEGI the sum of $261,124,876* (the “Payment”), which the

*	The amount of the Payment assumes that the closing occurs on November 1, 2006. If it occurs on a different date, then the amount of the Payment will be adjusted to take into account the appropriate accrual of interest on the Bonds (as defined in numbered paragraph 5) and the appropriate distribution to NEG Oil & Gas under Article VI of the NEG Holding Operating Agreement in respect of its membership interest in NEG Holding. The amount of the Payment is based on the Special Committee’s determination, based on all relevant information and circumstances, that the fair market valuation for NEG Holding’s assets is $700 million, net of indebtedness of $132 million, for purposes of Section 5.4 of the NEG Holding Operating Agreement, which contemplates (as noted above) a deemed sale by NEG Holding of all of its assets for fair market value followed by its deemed liquidation. In connection with such deemed liquidation, under Article VI of the NEG Holding Operating Agreement, such net fair market valuation will be subjected to the distribution protocols set forth therein in order to determine the amounts to be distributed to NEGI and NEG Oil & Gas in connection with the assumed purchase of NEGI’s membership interest in NEG Holding upon the anticipated consummation of the transactions contemplated by the Letter of Intent. In general, said Article will require aggregate priority distributions to NEG Oil & Gas of $177,750,249, with the remaining $522,249,751 to be distributed in equal $261,124,876 payments to each of NEGI and NEG Oil & Gas. The foregoing summary is qualified in its entirety by reference to the full text of the NEG Holding Operating Agreement filed by NEGI as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

parties agree is the amount owing to NEGI under Section 5.4 of the NEG Holding Operating Agreement; and (ii) the liens in favor of NEG Oil & Gas with respect to NEGI’s membership interest in NEG Holding under the NEG Operating LLC credit facility will be released and terminated.
     5. Upon receipt of the Payment, NEGI will pay in full the amount of principal and outstanding interest owing under NEGI’s Bonds, the principal amount of which is approximately $148.6 million.
     6. As a result, after payment of the Bonds, NEGI will retain approximately $112,487,876 from the Payment, approximately $37 million of which is anticipated to be distributed to NEGI’s common stockholders (through a dividend or tender offer).
     7. At the time the Payment is delivered, automatically and without any further action necessary: (i) the management agreements between NEGI and each of National Onshore LP, National Offshore LP and NEG Operating LLC will be terminated; and (ii) any assets or property of NEG Oil & Gas and its subsidiaries owned by them but in the possession of NEGI (including, without limitation, information technology, software and data relevant to the oil and gas operations of NEG Oil & Gas or its subsidiaries) will be transferred and delivered to NEG Oil & Gas or its subsidiaries, as designated by NEG Oil & Gas.
If the transactions contemplated by the Letter of Intent and the Agreement are consummated, NEGI’s membership interest in NEG Holding is purchased, NEGI’s Bonds are fully paid and NEGI’s management agreements with NEG Operating LLC, National Onshore LP and National Offshore LP are terminated, NEGI’s principal asset will consist solely of its cash balances, which, as noted above, are anticipated to approximate $112 million, and NEGI’s only known liabilities will consist of its tax liability noted in the next sentence, any amounts due under the management agreements and its short term liabilities relating to its operations, such as employee payroll, legal fees and trade payables, which are not anticipated to be significant. NEGI also anticipates that, assuming the purchase of its membership interest in NEG Holding in 2006, and based on currently available information, its 2006 federal and state income tax liability could range from approximately $28 to $35 million.
The Company
The Company is a Dallas, Texas based management company engaged in the business of managing the exploration, development, production and operations of oil and natural gas properties, primarily located in Texas, Oklahoma, Arkansas and Louisiana (both onshore and in the Gulf of Mexico). The Company manages the oil and natural gas operations of NEG Operating LLC, National Onshore LP and National Offshore LP, all of which are affiliated entities. The Company’s principal assets are its membership interest in NEG Holding LLC and its management agreements with NEG Operating LLC, National Onshore LP and National Offshore LP.
Forward Looking Statements
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
*  *  *  *  *